UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)]
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-12
Knight-Swift Transportation Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

May 21, 2019

Supplement to Notice of 2019 Annual Meeting of Stockholders
and Definitive Proxy Statement dated April 19, 2019

The following information relates to the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Knight-Swift Transportation Holdings Inc. (the "Company," "we," or "us") and supplements the related definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2019 (the "Proxy Statement").

After the mailing of the Proxy Statement, the Company received a report from a proxy advisory firm with its recommendation that stockholders withhold votes in favor of Messrs. Robert E. Synowicki, Jr., Kevin Knight, and David Jackson as nominees for director. While Mr. Synowicki meets independence standards of the New York Stock Exchange and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, other than Audit Committee independence requirements, the proxy advisory firm stated in its report that Mr. Synowicki did not meet its independence standards, due to a consulting arrangement between Mr. Synowicki and the Company regarding driver recruiting and retention. Accordingly, based on the proxy advisory firm’s view that Mr. Synowicki was not independent and was serving as a member of the Nominating and Corporate Governance Committee, and further resulting in a Board that the proxy advisory firm deemed was not comprised of a majority of independent directors, the proxy advisory firm recommended a vote against the three director nominees. The other primary proxy advisory firm recommended votes in favor of Messrs. Synowicki, Knight, and Jackson.

In response to the proxy advisory firm’s concerns, Mr. Synowicki has chosen to resign as a consultant to the Company, effective May 20, 2019. We will not have a consulting relationship with Mr. Synowicki going forward and will not reengage Mr. Synowicki as a consultant in the future while he continues to serve on our Board. In addition, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, unanimously approved an amendment to our Corporate Governance Guidelines to provide that we will not enter into consulting relationships with our non-employee directors or organizations with which they are affiliated in the future. We believe this adequately addresses the proxy advisory firm’s concerns regarding our non-employee directors’ independence based on consulting relationships.

To provide additional information regarding initiatives we have undertaken to further strengthen our corporate governance standards, in late 2018, we adopted double-trigger vesting standards upon a change in control in our equity award agreements.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date, and mail promptly the proxy card provided to you in the postage-paid envelope provided, or use the internet voting site or the toll-free telephone number listed on the proxy card, to ensure that your shares are represented and voted at the Annual Meeting. Any stockholder who executes and delivers a proxy has the right to revoke their proxy and change their vote at any time prior to the vote at the Annual Meeting. In the event that you have already submitted a proxy card and wish to change your vote on Proposal 1 or any other proposal, if you are the registered owner, you may revoke your proxy and change your vote by (i) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) giving notice of your changed vote to us in writing mailed to the attention of Todd Carlson, Secretary, at 20002 North 19th Avenue, Phoenix, Arizona 85027, (iii) attending the Annual Meeting and giving oral notice of your intention to vote in person, or (iv) re-voting by telephone or internet. If your shares are held in street name, you should follow the instructions of your broker, bank, or other nominee regarding the revocations of proxies. Your vote is extremely important, so please act at your earliest convenience.